Exhibit (g)(1)(xiii)

AMENDED AND RESTATED AMENDMENT NO. 13

GLOBAL CUSTODY AGREEMENT

Amended and Restated Amendment No. 13 (“Amended and Restated Amendment No. 13”) to the Global Custody Agreement, dated as of October 30, 2014 (“Agreement”), by and between 1290 Funds (“Trust”) on behalf of each of the Funds designated on Exhibit A and JPMorgan Chase Bank, N.A. (“Bank”) is entered into as of October 20, 2026, and effective as of October 26, 2026. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

The Trust and Bank hereby agree to modify and amend the Agreement as follows:

1.	New Fund. Effective November 2, 2026, the 1290 Equity 500 Index Fund is hereby added to the Agreement on the terms and conditions contained in the Agreement.

2.

Exhibit A. Exhibit A to the Agreement, setting forth the Funds of the Trust on behalf of which the Trust is entering into the Agreement, is hereby replaced in its entirety by Exhibit A attached hereto.

3.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 13 as of the date first above set forth.

1290 FUNDS		JPMORGAN CHASE BANK, N.A.
On behalf of each of its
Funds designated on Exhibit A

By:	/s/ Brian Walsh	By:	/s/ Paige Crandall
Name:	Brian Walsh	Name:	Paige Crandall
Title:	Chief Financial Officer and Vice President	Title:	Vice President

EXHIBIT A

AMENDED AND RESTATED AMENDMENT NO. 13

GLOBAL CUSTODY AGREEMENT

1290 Avantis U.S. Large Cap Growth Fund

1290 Diversified Bond Fund

1290 Equity 500 Index Fund

1290 Essex Small Cap Growth Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 High Yield Bond Fund

1290 Loomis Sayles Multi-Asset Income Fund

1290 Multi-Alternative Strategies Fund

1290 SmartBeta Equity Fund